Exhibit 4.29

Cooperation Agreement on Interactive Voice Responses Services

Between

China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd. (hereinafter “China Mobile Beijing”)
Address: No. 7, Dongzhimen Dajie, Dongcheng District, Beijing 100027
Tel.: 86-10-65546699
Fax: 86-10-65541330
Bank: Chang’an Sub-Branch, Beijing Branch, Industrial and Commercial Bank of China Limited
Bank Account No.: 054018-32

And

Beijing AirInbox Information Technologies Co., Ltd (hereinafter “Beijing AirInbox”)
Address: 33F, Tengda Building, No. 168, Xiwai Dajie, Haidian District, Beijing 100044
Tel.: 86-10-88576000
Fax: 86-10-88575900
Bank: Beijing Capital Gymnasium Sub-Branch, Industrial and Commercial Bank of China Limited
Bank Account No.: 0200053719200031688

WHEREAS:

China Mobile Beijing, a mobile communication operator and mobile data service provider, offers open and paid communication channel to application providers; and

Beijing AirInbox, a value added communication service provider approved by telecommunication authorities, offers value added voice service to CMCC users.

NOW, THEREFORE, to provide better application services to users, it is agreed as follows:

1.	Basic Description of Cooperation Business

1)	Basic Conditions of Cooperation

(1)
Beijing AirInbox shall, in accordance with the Decree No. 292 of the State Council of the People’s Republic of China titled “Rules on Management of Internet Information Services”, be qualified for Internet information service business operation, capable of providing a complete after-sales service system and meet such lawful operation conditions as having reliable and lawful information source.

(2)	Beijing AirInbox shall provide China Mobile Beijing with a written and detailed statement of businesses in operation and their marketing plan.

(3)
At the initial stage of business operation, Beijing AirInbox shall provide various information services and application services to CMCC GoTone and Shenzhouxing users nationwide. Beijing AirInbox shall open the Interactive Voice Response (IVR) business to CMCC GoTone and Shenzhouxing users nationwide through the SMS channel and voice channel of China Mobile Beijing.

2.	Rights and Obligations of China Mobile Beijing

1)
China Mobile Beijing shall allow Beijing AirInbox to connect its network to provide users with value added voice service. China Mobile Beijing may adjust voice traffic from time to time in line with the network capacity and, if such adjustment will affect business of Beijing AirInbox, give a timely prior notice to Beijing AirInbox.

2)
China Mobile Beijing shall provide Beijing AirInbox with an IVR access number of 12590565 and relevant network interface and ensure stability of the use of said number. The service period of the number shall coincide with the term of this Agreement. If China Mobile Beijing withdraws the number before expiration thereof, a one month written notice shall be given to Beijing AirInbox, and China Mobile Beijing shall cease use of the number three months after receiving written acknowledgement of Beijing AirInbox.

3)
China Mobile Beijing shall be responsible for providing a complete GSM mobile communication system and ensure stable and smooth information transmission. If Beijing AirInbox notifies China Mobile Beijing of any unsmooth communication detected, China Mobile Beijing shall promptly solve such problem to prevent any adverse effect on the business of Beijing AirInbox.

4)
China Mobile Beijing shall open to Beijing AirInbox relevant technical protocol and interface standards of its network. China Mobile Beijing shall provide Beijing AirInbox with technical documents necessary for communication of the Parties and promptly solve any problem of Beijing AirInbox in communication.

5)	China Mobile Beijing shall be responsible for providing software and hardware systems necessary for its network and assume the corresponding operating cost.

6)	China Mobile Beijing shall be responsible for improving its own billing system, including the bank collection system, and providing relevant hardware and software systems.

7)
China Mobile Beijing shall provide billing and collection agency service to Beijing AirInbox. China Mobile Beijing shall be responsible for inspecting business status of Beijing AirInbox, ensuring accuracy of billing information and transmitting bills of users to Beijing AirInbox promptly. China Mobile Beijing shall provide Beijing AirInbox with clear information fee receipts and provide the information fee bills of users at the request of users.

8)
China Mobile Beijing shall, upon expiration of each fee payment period, provide Beijing AirInbox with relevant data of the users defaulting payment of information service fee, so as to enable Beijing AirInbox to take actions against such users accordingly.

9)	The Parties shall work together to carry out marketing and promotion activities among users.

3.	Rights and Obligations of Beijing AirInbox

1)
Beijing AirInbox shall be responsible for developing and maintaining its own software and hardware, including but not limited to all hardware, system debugging and testing, opening, system maintenance, day-to-day business management, market development involved in this project and their costs.

2)
Beijing AirInbox shall provide CMCC users with contents and application services within the scope agreed upon. Beijing AirInbox shall ensure the legality, timeliness and reliability of information source and that the information contents provided do not violate relevant policies, laws and regulations of the State, and all the consequences caused by any illegal content shall be solely assumed by Beijing AirInbox.

3)
Beijing AirInbox shall be capable of taking necessary actions to effectively control the users that default the payment of information service fee. To enable normal operation of all Monternet services, in the case of any user defaulting the payment of information service fee, Beijing AirInbox shall not send any information to such user when coming into knowledge thereof.

4)
Beijing AirInbox shall submit adjustments to voice traffic made by China Mobile Beijing in emergencies to ensure normal and stable voice service. Any dispute with users arising therefrom shall be settled between the Parties through amicable negotiation.

5)
During the term of this Agreement, Beijing AirInbox shall not send to any user any information not approved by China Mobile Beijing through the communication channel provided by China Mobile Beijing. Beijing AirInbox shall not use such communication channel provided by China Mobile Beijing to provide any payment collection service.

6)	Beijing AirInbox shall pay the transmission cost and monthly rental for interconnecting its equipments with China Mobile Beijing network.

7)
During the term of this Agreement, Beijing AirInbox shall be obligated to provide China Mobile Beijing with reports, at its request, on such data as user development status, user classification, user habits and business outlook projection. China Mobile Beijing shall be obligated to keep confidential such data in accordance with Article 10 hereof.

8)
The Parties shall work together to carry out marketing and user promotion activities. Any business publicity activity and promotional measures of Beijing AirInbox in Beijing shall be reported to China Mobile Beijing in advance for approval before implementation. The Parties shall negotiate a separate plan for business publicity and marketing.

9)
Beijing AirInbox shall ensure that any cooperative product and other relevant contents provided to China Mobile Beijing during cooperation is accompanied with lawful ownership or lawful authorization used by the licensed operator in accordance with this Agreement. Beijing AirInbox shall further ensure that such cooperative product and other relevant contents do not infringe any lawful interests of any third party (including but not limited to copyright, right of reputation and right of portrait), that there are no copyright disputes or violation of any laws and regulations, and that the operator may be authorized to transmit such products or contents through information network.

10)
In the case of any administrative compliant, lawsuit or arbitration brought by any third party due to the fact that Beijing AirInbox has not right to dispose of any cooperative product or other relevant contents or any defect exists in the authorization made thereby, China Mobile Beijing may take the following remedies on a selective or aggregate basis in line with the circumstances: (1) terminating distribution of distributable earnings with Beijing AirInbox under this Agreement within the amount claimed by such third party; (2) requesting Beijing AirInbox to properly deal with the issue at its own cost and, at the request of the company, apply to a dispute resolution organization at its own cost for adding it as a third party in the process of dispute resolution; and/or (3) terminating this Agreement in part or in whole. If loss still occurs to the company after said remedies are taken, Beijing AirInbox shall be obligated to, at the request of the operator, compensate the company for all the losses (including but not limited to the advance payment made by the operator to Beijing AirInbox or financial loss incurred during business disruption, and reasonable attorney fee and court cost paid by the company for dispute resolution) in full on a timely basis, so as to protect it from any loss.

11)
If Beijing AirInbox is not qualified for operating Internet business, Beijing AirInbox shall not provide users with service access through Internet in any form during cooperation (including but not limited to service subscription and service on demand), or promote the cooperation business on the website not issued the Business License for Telecommunication and Information Service Business. If Beijing AirInbox breaches any of the foregoing provisions during cooperation any and all the liabilities incurred therefrom shall be solely borne by Beijing AirInbox.

4.	Rights and Responsibilities of the Parties

1)
Beijing AirInbox shall be responsible and liable for any user dispute in connection with the content of information or service. China Mobile Beijing shall be responsible and liable for any user dispute in connection with the network of China Mobile Beijing. Any user dispute arising from unsmooth transmission between the Parties shall be dealt with by the Party held liable when the causes are identified by the Parties. Any user dispute arising from unsmooth transmission due to any third party causes shall be solved between the Parties through negotiation.

2)
The contents and applications provided b Beijing AirInbox shall not exceed the scope set forth in the Rules on Management of Interactive Voice Response Business, or otherwise China Mobile Beijing may terminate this Agreement and Beijing AirInbox shall be liable for breach hereof. China Mobile Beijing may supervise business operation of Beijing AirInbox, which shall provide assistance to China Mobile Beijing to avoid any adverse effect of Beijing AirInbox business operation on normal operation of China Mobile Beijing. If Beijing AirInbox breaches this Agreement in its business operation, which causes any adverse effect on normal operation of China Mobile Beijing, China Mobile Beijing may terminate this Agreement and Beijing AirInbox shall be liable for breach hereof.

3)
Beijing AirInbox shall give a one month formal written notice of its intent, if any, to increase or decrease part of the business in connection with the cooperation, or change the price of part of the business. If China Mobile Beijing consents to such change by Beijing AirInbox in the price of part of the business, China Mobile Beijing shall give Beijing AirInbox a written notice to implement price change. If China Mobile Beijing consents on addition of part of the business by Beijing AirInbox, Beijing AirInbox shall test such additional business and provide China Mobile Beijing with regular test reports, and shall not launch such business on the market and offer to users before approval of China Mobile Beijing.

5.	Earnings of the Parties

1)	China Mobile Beijing shall charge its mobile users for using the IVR service hereunder at the following rates:

(1)	Rates for users using the service in the local province as calling party

Peak Hours: RMB 0.3/min.

Off-Peak Hours: RMB 0.15/min.

Off-peak hours mean 23:00 ~ 7:00, except in Xinjiang Uygur Autonomous Region and Tibet Autonomous Region where the period shall be delayed for 2 hours due to time difference.

(2)	When users use this service in a roaming province as the calling party, the rate shall be RMB 0.5/min.

(3)	When the users use this service as the called party, the rate of the phone fee currently in force shall apply.

(4)	Users during outbound or inbound international roaming have no access to IVR service.

(5)	One-minute communication fee will be charged for any use of said service less than one minute.

2)
The information service fee incurred during the mobile user uses any service hereunder shall be calculated and collected at the rate determined by Beijing AirInbox. Beijing AirInbox shall report such charging rates competent to price authorities and promptly notify China Mobile Beijing thereof.

Note: The IVR service incurs both voice information fee and SMS information fee. As Beijing AirInbox has entered into the Agreement on Cooperation in Monternet Short Message Service Business with China Mobile Beijing (hereinafter “Monternet Agreement”), the SMS part of the information service fee incurred from the IVR service shall be managed and settled in accordance with the Monternet Agreement, while this Agreement only deals with settlement of the voice part of the information service fee incurred from the IVR service. The “information service fee” used in the following section only refers to the voice information fee incurred from IVR service.

3)
China Mobile Beijing shall provide Beijing AirInbox with information service fee billing and collection service. All the information service fees incurred from the use of IVR service by users across the country, as recorded in the monthly accounts, shall be the information service fees receivable. China Mobile Beijing shall pay 70% of such information service fees receivable to Beijing AirInbox, with the remaining 30% payable by Beijing AirInbox to China Mobile Beijing as the billing and collection service fee. China Mobile Beijing shall assume the risk of payment default by local users.

6.	Settlement Method

1)	Settlement Point: To be set under requirements of China Mobile Beijing.

2)	Settlement Method

Beijing AirInbox equipments are interconnected via optical fibers with the mobile data network of China Mobile Beijing and the billing information recorded in the switch of China Mobile Beijing shall be final.

(1)
The billing period shall commence on 00:00 of the first day of each month and end at 24:00 of the last day of the same month, with the starting date of the billing period changed to the first day of each month. The settlement period shall be from the 15th day to the 20th day of each month, and the fees incurred from the first day to the last day of a month shall be settled in the immediate next month. After expiration of each normal billing period, China Mobile Beijing shall calculate the information fee receivable of the corresponding month and the unbalanced communication fee payable to China Mobile Beijing, based on which the settlement shall be made between the Parties.

(2)
The billing system of China Mobile Beijing settles the total amount of the IVR information fee of the present month, and China Mobile Beijing shall pay Beijing AirInbox 70% of such total amount of the information fee and request the service sector invoice therefrom. Beijing AirInbox shall issue the invoice in the settled amount and mail to China Mobile Beijing before the 18th day (the date indicated on the postmark) of each month. China Mobile Beijing shall pay the invoice after reception thereof before the 25th day in the same month.

(3)
The Parties shall strictly follow requirements on the method and period of settlement during settlement and payment. Any Party failing to pay the settlement amount within the specified timeframe shall pay the receiving Party a penalty equal to 1‰ of the amount payable for each day of delay.

3)
Notwithstanding any dissidence against the bill of the previous month, Beijing AirInbox shall issue the invoice to China Mobile Beijing before the 18th day (the date when the invoice is delivered to the place designated by China Mobile Beijing) each month, and China Mobile Beijing shall pay Beijing AirInbox the settled information fee in the invoice amount by the end of the same month after receiving the lawful invoice issued by Beijing AirInbox. That is to say, no matter the Parties are able to complete reconciliation or not in due course, settlement shall be made based on the amount indicated on the reconciliation statement, and any deficiency or excess thereof determined in reconciliation shall be paid or refunded in the next period or later.

7.	Promotion

IVR service is a part of the open business of “Monternet Startup Scheme” of CMCC, and subject to central arrangement of CMCC in its promotion. The Parties shall cooperate with each other, share the costs thereof, and jointly develop and implement marketing plan and promotional strategy.

1)
Beijing AirInbox shall promote the IVR business together with China Mobile Beijing on a cooperative and supplemental basis and maintain a consistent promotion coverage and progress. The Parties shall share the promotion costs on an equal basis. If Beijing AirInbox does not assume the promotion cost, Beijing AirInbox shall provide publicity of China Mobile Beijing as compensation on its website or other media.

2)	Beijing AirInbox shall provide the content of promotion and be responsible for the accuracy and validity of such content. The Parties shall jointly discuss and verify the content of promotion.

3)
Beijing AirInbox shall indicate identifications of CMCC and MONTERNET business as well as the Chinese and English names of China Mobile Beijing on highly visible areas (most hit areas) at its website, and provide links to www.Nonternet.com, www.ChinaMobile.com and www.bmcc.com.cn.

4)
China Mobile Beijing will in principle not promote specific business lines of Beijing AirInbox, and instead primarily promote and build the Monternet and IVR brands. Beijing AirInbox shall, when promoting the content of its IVR business, promote the content approved by China Mobile Beijing (with the China Mobile Beijing as sponsor and Beijing AirInbox as co-sponsor), ensure the consistency of promotion, and indicate CMCC identification as well as Chinese and English names of China Mobile Beijing in its promotional materials.

8.	Customer Service

To ensure normal use of IVR service by customers, the Parties shall maintain a long-term, stable, convenient and effective customer service system.

1)	Beijing AirInbox shall ensure that all customers fully understand the price, content and the way of providing service before using the IVR service.

2)
Any IVR SMS and voice service received by the user must be the information proactively demanded or subscribed by the user, or information bought by another GoTone user for such user. Beijing AirInbox shall ensure the appropriateness and legality of the information content when providing IVR service to users, and China Mobile Beijing shall be entitled to monitor and strengthen management of the IVR content provided by Beijing AirInbox.

3)	China Mobile Beijing shall be responsible for dealing with the customer consultation and complaints of customers arising from problems in the communication network.

4)
The customer service center 1860 of China Mobile Beijing and its main business outlets shall be responsible for dealing with customer consultation and complaints about the IVR service, and forward any question or problem on information content and service to the customer service center of Beijing AirInbox.

5)	Beijing AirInbox shall open a 24-hour service hotline and disclose the number to customers through its website or external promotional materials. The number of said hotline shall be:

6)
Beijing AirInbox shall assign full time persons to deal with customer complaints on information content and service, and ensure that any such customer complaint will be solved within three days upon reception thereof.

9.	Confidentiality

1)
“Proprietary Information” means the information a Party receives from and developed, created or discovered by or transferred to the disclosing Party, and is valuable to the disclosing Party. The Proprietary Information includes but not limited to business secrete, intellectual property and technical secret.

2)
The Parties shall keep confidential their own and the other Party’s Proprietary Information such as intellectual property and business secret. Any Party shall keep confidential any Proprietary Information of the other Party and not disclose to third parties any Proprietary Information involving technical or business secret of the other Party without written consent of the other Party.

3)
The Parties shall keep confidential this cooperation and the content hereof. Without prior written consent of the other Party, no Party shall disclose to any third party this cooperation and the content of this Agreement between the Parties.

10.	Liability for Breach of this Agreement

Any Party failing to perform any provision hereunder shall be deemed in breach of this Agreement. Any Party receiving a detailed written notice of such breach from the other Party shall, if such breach is confirmed, correct such breach and notify the other Party in writing. If the alleged breach does not exist, the notified Party shall provide a written dissidence or explanation to the other Party within twenty days. In such case, the Parties may settle such issue through negotiation and, if such negotiation fails, shall be solved in accordance with the dispute resolution provision hereunder. The breaching Party shall bear any and all the financial losses incurred to the innocent Party due to its breach hereof.

11.	Exemption

Where the Parties or a Party cannot perform obligations hereunder in part or in whole due to any force majeure event, none of the Parties shall be held liable for breach hereof, provided that the affected Parties or Party shall provide a notice to the other Party within fifteen days after occurrence thereof together with relevant supporting documents. The affected Party or Parties shall continue to perform this Agreement after the effect of such force majeure event ceases.

12.	Dispute Resolution

Any dispute arising from or in connection with performance of this Agreement may be settled through amicable negotiation between the Parties. If such negotiation fails, either Party may refer such dispute to Beijing Arbitration Commission for arbitration in accordance with the arbitration rules thereof. The arbitration award shall be final and binding upon both Parties.

13.	Term of this Agreement

This Agreement shall become effective on November 1, 2007 and expire on October 31, 2008, and shall be automatically extended for six months if none of the Parties give a written notice of terminating this Agreement within one month before expiration hereof. This Agreement may be automatically extended for another six months upon expiration of said extension, unless a Party request termination hereof during the extension period. Such extension shall be in periods of 6 months and not limited in its number. A Party having any dissidence shall notify the other Party thirty days before expiration of this Agreement or the present extension hereof in writing or by E-mail.

14.	Effectiveness, Change, Termination and Extension of this Agreement

1)
This Agreement shall be in nine pages and four copies, and become effective upon signature and sealing by duly authorized representatives of the Parties. China Mobile Beijing shall hold three copies and Beijing AirInbox shall hold one copy, each being equally authentic.

2)	The appendix to this Agreement shall constitute an integral part hereof and bear the same legal effect as this Agreement.

3)
During the term of this Agreement, the Parties may change relevant provisions hereof or terminate this Agreement through amicable negotiation. Any Party intended to change or terminate this Agreement shall give a 30-day written notice to the other Party. Any Party terminating this Agreement at its sole discretion shall compensate the other Party for any and all the losses incurred thereto.

4)
During the cooperation hereunder, Beijing AirInbox shall not send to users any irrelevant information, such as ads, through the communication channel provided by China Mobile Beijing. Once detected, any such activity shall result in compensation by Beijing AirInbox for the financial losses incurred to China Mobile Beijing and entitle China Mobile Beijing to terminate this Agreement.

5)
Beijing AirInbox shall not send any information to any user defaulting payment of IVR information fee, or allow any user defaulting payment of IVR information fee to order any information for any other users. If Beijing AirInbox sends information to such defaulting users or allow them to user IVR service thereof while knowing such default, China Mobile Beijing may request Beijing AirInbox to compensate the financial loss incurred from such default of payment by users and terminate this Agreement.

6)
Any Party directly or indirectly breaching any provision hereof or failing to perform its obligations hereunder, or failing to make timely and full performance of such obligations, shall be deemed to breach this Agreement. The innocent Party shall be entitled to give the breaching Party a written notice requesting the breaching Party to correct such breach and take sufficient, effective and timely actions to eliminate any effect thereof and compensate the innocent Party for any loss incurred from such breach. If the breaching Party fails to correct such breach within ten days upon receiving the said notice, the innocent Party may terminate this Agreement at its sole discretion by giving a written notice and hold the breaching Party liable for breach hereof.

China Mobile Telecommunications Group Corporation (Beijing )Co., Ltd.
(Corporate Seal)
Authorized Representative: (signature)
Date: January 17, 2008

Beijing AirInbox Informatino Technologies Co., Ltd.
(Corporate Seal)
Authorized Representative: (signature)
Date: January 8, 2008

Annex I:

Description of business scope and charges.